NEWS RELEASE for October 27, 2005 at 8:00AM Eastern Time

Contacts:	Investor Relations
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com
PALOMAR MEDICAL REPORTS RECORD REVENUES FOR THIRD QUARTER 2005 Third Quarter Product Revenues Increase 44 Percent; Net Income Increases 120 Percent

        BURLINGTON, MA (October 27, 2005) … Palomar Medical Technologies Inc (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the third quarter ended September 30, 2005. The Company’s third quarter total revenues increased by 38 percent, product revenues increased by 44 percent, and gross profit from product sales improved by 51 percent as compared to the third quarter of 2004. Net income increased by 120 percent as compared to the same quarter in 2004. The Company also strengthened its balance sheet since the beginning of the year, including increasing its cash and investments from $25 million to $40 million.

        Revenues for the quarter ended September 30, 2005 were $19.3 million, up from $13.9 million in the third quarter of 2004. Product revenues increased to $16.7 million from $11.6 million in the third quarter of 2005 as compared to the third quarter of 2004. Gross profit from product sales increased to $11.5 million (69 percent of product revenues), up from $7.6 million (66 percent of product revenues) in the year-earlier quarter. The Company reported net income of $4.6 million, or $0.24 per diluted share, for the third quarter of this year, versus net income of $2.1 million, or $0.12 per diluted share, for the third quarter of last year.

        Revenues for the nine months ended September 30, 2005, were $54.5 million, up from $38.0 million for the nine months ended September 30, 2004. Product revenues increased to $46.8 million from $31.9 million in the first nine months of 2005 as compared to the first nine months of 2004. Gross profit from product sales increased to $31.8 million (68 percent of product revenues), up from $20.7 million (65 percent of product revenues) in the year-earlier period. The Company reported net income of $12.1 million, or $0.64 per diluted share for the nine months ended September 30, 2005, versus net income of $5.3 million, or $0.30 per diluted share for the nine months ended September 30, 2004.

        Chief Executive Officer Joseph P. Caruso commented, “We are pleased to report another strong quarter with a substantial increase in profitability, and we are especially encouraged by our continued revenue growth led by our flagship Lux product lines. Our projects with Gillette, Johnson and Johnson and the government are progressing as planned and we continued to strengthen our balance sheet by substantially increasing our cash and investments over the last nine months. We anticipate this trend to continue as we concentrate on increasing distribution both domestically and internationally. We are also pleased with the balance we have been able to maintain between short term financial performance and long term strategic goals. It is important that we maintain our strategy of investing the necessary resources in research and development and intellectual property protection to maintain our technology leadership position as we advance our technology toward the consumer market with our partners.”

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (800) 510-0178 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 37140744 and will be available for fourteen days. A webcast replay will also be available.

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        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company (NYSE:G) to develop and potentially commercialize a patented home-use, light-based hair removal device for women, an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne and awarded a contract by the Department of the Army to develop a light-based self-treatment device for Pseudofolliculitis Barbae (“PFB”).

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Product revenues	$16,726,018	$11,599,737	$46,789,990	$31,913,625
Royalty revenues	1,211,547	1,254,820	3,724,266	2,903,325
Funded product development revenues	1,341,108	1,092,448	4,032,539	3,194,084

Total revenues	19,278,673	13,947,005	54,546,795	38,011,034

Costs and expenses:
Cost of product revenues	5,220,270	3,991,748	14,977,455	11,232,768
Cost of royalty revenues	484,619	501,928	1,489,706	1,161,330
Research and development	3,162,199	2,532,625	9,218,413	7,561,970
Selling and marketing	4,335,302	3,034,595	12,512,292	8,840,313
General and administrative	1,712,847	1,443,626	4,733,197	3,707,809

Total costs and expenses	14,915,237	11,504,522	42,931,063	32,504,190

Income from operations	4,363,436	2,442,483	11,615,732	5,506,844

Interest income	312,116	78,554	727,633	143,065
Other income (expense), net	3,000	(377,000)	13,500	(215,933)

Income before income taxes	4,678,552	2,144,037	12,356,865	5,433,976

Provision for income taxes	90,677	60,381	244,243	161,010

Net income	$4,587,875	$2,083,656	$12,112,622	$5,272,966

Net income per share:
Basic	$0.27	$0.13	$0.72	$0.34

Diluted	$0.24	$0.12	$0.64	$0.30

Weighted average number of shares outstanding:
Basic	16,942,280	15,878,521	16,815,519	15,547,683

Diluted	19,115,171	17,793,795	19,044,006	17,517,346

— more — Palomar — Page 4 Consolidated Balance Sheets (Unaudited)
	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$9,641,086	$7,508,856
Available-for-sale investments, at market value	30,022,812	17,650,000
Accounts receivable, net	9,644,696	7,122,745
Inventories	6,899,960	5,866,494
Other current assets	758,408	440,254

Total current assets	56,966,962	38,588,349

Property and equipment, net	866,876	899,368

Other assets	111,074	111,074

Total Assets	$57,944,912	$39,598,791

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,716,407	$971,030
Accrued liabilities	10,302,608	8,014,207
Deferred revenue	1,561,857	1,439,639

Total current liabilities	13,580,872	10,424,876

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued and outstanding- 16,978,840 and 16,231,502 shares, respectively	169,788	162,315
Additional paid-in capital	175,498,132	172,428,102
Accumulated deficit	(131,303,880)	(143,416,502)

Total stockholders' equity	44,364,040	29,173,915

Total liabilities and stockholders' equity	$57,944,912	$39,598,791

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